Exhibit 99.1

Finisar Announces Successful Completion of Acquisition of 100% of Ignis

SUNNYVALE, California, July 5, 2011 – Finisar Corporation (NASDAQ:FNSR) reported today that it has successfully completed its acquisition of the entire equity interest in Ignis ASA, a Norwegian company whose shares are currently listed on the Oslo Stock Exchange (OSE: IGNIS). As a result of its previously-announced recommended voluntary public offer and subsequent mandatory public offer to acquire all outstanding Ignis shares at a cash NOK 8 per share, Finisar acquired approximately 97.25% of the outstanding Ignis shares and subsequently acquired the remaining shares through the compulsory transfer provisions of Norwegian law.

Ignis is applying to the Oslo Stock Exchange for the delisting of its shares. The Exchange has suspended trading in the Ignis shares pending delisting.

SEB Enkilda has acted as Finisar’s financial advisor, and DLA Piper has acted as Finisar’s legal advisor, in connection with Finisar’s acquisition of Ignis.

Contacts:

Investor Contact: Kurt Adzema Chief Financial Officer +1 408-542-5050 or Investor.relations@Finisar.com	Press Contact: Victoria McDonald Sr. Manager, Corporate Communications + 1 408-542-4261

About Ignis

Ignis ASA is an innovative provider of optical components and network solutions for fiber optic communications. The company operates globally through four subsidiaries: Fi-ra Photonics in Korea (71.8% owned) and wholly-owned subsidiaries Syntune in Sweden, Ignis Photonyx in Denmark, and SmartOptics in Norway. Ignis’s product and services portfolio comprises passive optical components including optical chips, splitters and multiplexers, active optical components such as tunable lasers and modulators, and WDM-based solutions enabling the building of simple and cost effective high-capacity optical networks. Headquartered in Oslo, Norway, Ignis ASA is listed on the Oslo Stock Exchange under the OSE ticker IGNIS. www.ignis.com

About Finisar

Finisar (NASDAQ: FNSR) is a global technology leader for fiber optic subsystems and components that enable high-speed voice, video and data communications for telecommunications, networking, storage, wireless, and cable TV applications. For more than 20 years, Finisar has provided critical optics technologies to system manufacturers to meet the increasing demands for network bandwidth and storage. Finisar is headquartered in Sunnyvale, California, USA with R&D, manufacturing sites, and sales offices worldwide. For additional information, visit www.finisar.com.

Additional Information

This press release is not an offer to purchase shares of Ignis. A notice is being separately sent to those former Ignis shareholders whose shares have been compulsorily transferred to Finisar advising them of Finisar’s decision and related information. The notice contains important information about the compulsory transfer. Former Ignis shareholders affected by it are urged to read the notice carefully when it becomes available.